MARSH & McLENNAN COMPANIES, INC.

2020 INCENTIVE AND STOCK AWARD PLAN

TERMS AND CONDITIONS
OF
STOCK OPTION AWARDS
GRANTED ON [DATE], 2025

TABLE OF CONTENTS

I.    BACKGROUND
A Stock Option award (“Award”) has been granted to you under the Marsh & McLennan Companies, Inc. 2020 Incentive and Stock Award Plan (the “Plan”), subject to your acceptance as described in Section II.A.1. The number of shares of Marsh & McLennan Companies, Inc. (“Marsh McLennan”) common stock covered by the Award, instructions on how to accept or decline the Award and the deadline for accepting the Award will be provided to you by Executive Compensation and/or the stock plan service provider of the Company (as defined in Section V.). The Award is also subject to the terms and conditions set forth herein (the “Terms and Conditions”) and to additional terms and conditions as set forth in the country-specific notices (the “Country-Specific Notices”). The Prospectus dated [DATE], also describes important information about the Plan. The Terms and Conditions, the Country-Specific Notices and the Plan will be referred to herein as the “Award Documentation.” As used herein, “Common Stock” means common stock of Marsh McLennan.
Capitalized terms in these Terms and Conditions are defined in Section V.
II.    AWARDS
A.    General.
1.    Award Acceptance. The grant of this Award is contingent upon your acceptance, by the date and in the manner specified by Executive Compensation and/or the Company’s stock plan service provider, of these Terms and Conditions, the Country-Specific Notices and Restrictive Covenants Agreement as described in Section II.A.3. If you decline the Award or if you do not accept the Award and any applicable documents described in the preceding sentence by the deadline date and in the manner specified, then the Award will be cancelled as of the grant date of the Award.
2.    Rights of Award Holders. Unless and until the vesting conditions of the Award have been satisfied and shares of Common Stock, as applicable, have been delivered to you upon your exercise of the Award in accordance with the Award Documentation, you have none of the rights of ownership to such shares (e.g., Options cannot be transferred or assigned; Options have no voting rights, etc.).
3.    Restrictive Covenants Agreement. As described in Section II.A.1., a Restrictive Covenants Agreement (“Restrictive Covenants Agreement”) in a form determined by Marsh McLennan must be in place in order to accept the Award, you must execute or reaffirm, as determined by Marsh McLennan, in its sole discretion, the Restrictive Covenants Agreement in order for the Award to vest pursuant to certain employment events as described in Section III., and you must further execute or reaffirm, as determined by Marsh McLennan, in its sole discretion, and be in compliance with the Restrictive Covenants Agreement in order to exercise an Option whether or not you are employed by the Company at that time. Failure to timely execute the Restrictive Covenants Agreement by the date specified by the Company or failure to timely execute or reaffirm and comply with the Restrictive Covenants Agreement as described in Section III.G.1. or 2.,

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as applicable, will result in cancellation or forfeiture of any rights, title and interest in and to the Award, without any liability to the Company.
B.    Stock Options.
1.    General. A stock option (“Option”) represents the right to purchase a number of shares of Common Stock (the “Option Shares”) at a specified exercise price for a specified period.
2.    Vesting. Subject to your continued employment, 25% of the Option Shares covered by the Option will vest on each of the first four anniversaries of the grant date of the Award. Each date on which an Option Share covered by the Option is scheduled to vest is an “Option Scheduled Vesting Date.” In the event of your termination of employment or occurrence of your Permanent Disability (as defined in Section V.) prior to an Option Scheduled Vesting Date, your right to any Option Shares covered by the Option that are unvested immediately prior to your termination of employment or occurrence of your Permanent Disability, as applicable, will be determined in accordance with Section III. For the avoidance of doubt, the date of your termination of employment for purposes of this Section II.B.2. will be determined in accordance with Section III.F.
3.    Term. Subject to your continued employment, the Option will expire on the day immediately preceding the tenth anniversary of the grant date of the Award (“Option Expiration Date”). If your employment terminates before the Option Expiration Date, your right to exercise any vested Option Shares covered by the Option will be determined in accordance with Section III.
4.    Exercisability. The Option Shares covered by the Option will become exercisable when they vest. You are responsible for keeping track of exercise periods while actively employed and, if applicable, any post-termination exercise periods.
5.    Method of Exercise of an Option.
a.    General Procedures. An Option may be exercised by electronic notice to the Company’s stock plan service provider (or other notice as required by the Company and/or its stock plan service provider). Such notice must (i) be in form and substance acceptable to Marsh McLennan and under local law (ii) state the election to exercise such Option and the number of Option Shares for which such Option is being exercised and (iii) include such other representations and agreements as may be required pursuant to the provisions of the Award Documentation (the “Exercise Notice”). The Exercise Notice must be accompanied by (i) any required income tax forms and (ii) any required reaffirmation of the Restrictive Covenants Agreement, unless (A) the Option is being exercised after your death in accordance with Section III. or (B) as otherwise determined by Marsh McLennan.
b.    Payment of Exercise Price. Payment of the aggregate exercise price may be made with U.S. dollars or by tendering shares of Common Stock (including shares of Common Stock acquired from a

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stock option exercise or a stock unit award vesting) at your election.
c.    Distribution of Option Shares. The shares of Common Stock from the Option exercise will be distributed as specified in the Exercise Notice, after you have satisfied applicable tax obligations, as described in Section II.C., and fees.
C.    Satisfaction of Tax Obligations.
1.    Personal Tax Advisor. Neither the Company nor any Company employee is authorized to provide personal tax advice to you. It is recommended that you consult with your personal tax advisor for more detailed information regarding the tax treatment of the Award, especially before making any decisions that rely on that tax treatment.
2.    U.S. Employees. Applicable taxes (including employment taxes) are required by law to be withheld when a nonqualified Option is exercised. A sufficient number of whole shares of Common Stock resulting from the Option exercise will be retained by Marsh McLennan to satisfy the tax-withholding obligation unless you elect in the Exercise Notice to satisfy all applicable tax withholding in another manner.
3.    Non-U.S. Employees.
a.    In most countries, the value of an Option is generally not taxable on the grant date. If the value of the Option is not taxable on the grant date, it will, in most countries, be taxed at a later time, for example, upon exercise of the Option and delivery of shares of Common Stock in respect of the Option, and/or the subsequent sale of the shares of Common Stock.
b.    Withholding. Marsh McLennan and/or your employer shall have the power and the right to deduct and withhold from the Award and other compensation or to require you to remit to Marsh McLennan and/or to your employer, an amount sufficient to satisfy any Tax-Related Items (as defined in Section V.) that Marsh McLennan expects to be payable under the laws of any country, state, province, city or other jurisdiction. If applicable, Marsh McLennan and/or your employer will, to the extent permissible under applicable law or otherwise agreed between you and Marsh McLennan and/or your employer, either (a) withhold from proceeds of the sale a sufficient number of whole shares of Common Stock issued to you in settlement of the Award (either through your voluntary sale or through a mandatory sale arranged by Marsh McLennan on your behalf) for purposes of satisfying applicable obligations with respect to Tax-Related Items and/or (b) withhold a sufficient number of whole shares of Common Stock distributable to you in in respect of the Award to satisfy applicable obligations with respect to Tax-Related Items. Further, depending on the withholding method, Marsh McLennan and/or your employer may withhold or account for obligations for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in your jurisdiction(s).

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In the event of over-withholding, you may receive a refund from Marsh McLennan and/or your employer of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock), or if not refunded by Marsh McLennan and/or your employer, you must seek a refund from the local tax authorities to the extent you wish to recover the over-withheld amount in the form of a refund.
III.    EMPLOYMENT EVENTS
A.    Death. In the event your employment is terminated because of your death, the Option will fully vest with respect to any unvested Option Shares and will become exercisable as of the date of your death. The person or persons to whom your rights under the Option shall pass by will or the laws of descent and distribution shall be entitled to exercise such Option with respect to any Option Shares that vest (and any Option Shares that were already vested at the time of your death) within two years after the date of death, but in no event shall the Option be exercisable after the Option Expiration Date.
B.    Permanent Disability. Upon the occurrence of your Permanent Disability, the Option will fully vest with respect to any unvested Option Shares and will become exercisable; provided that you satisfy the conditions described in Section III.G.1; and provided further that any such Option Shares that vest in accordance with this Section III.B. (and any Option Shares that were already vested at the time your Permanent Disability occurred) shall be exercisable for two years following the occurrence of your Permanent Disability, but in no event shall the Option be exercisable after the Option Expiration Date.
C.    Termination by You – Age and Service Treatment. If you have satisfied Age and Service Criteria I (as defined in Section V.) or Age and Service Criteria II (as defined in Section V.) on or before the date you terminate your employment with the Company for any reason other than death or the occurrence of your Permanent Disability, then:
1.    If you have satisfied Age and Service Criteria I but not Age and Service Criteria II, your rights, title and interest in and to any unvested Option Shares will be canceled upon such termination of employment. Provided that you satisfy the conditions described in Section III.G.1., any Option Shares that were vested at the time of your termination of employment shall be exercisable until the earlier of the fifth anniversary of your termination of employment and the Option Expiration Date.
2.    If you have satisfied Age and Service Criteria II, the Option will continue to vest with respect to any unvested Option Shares as provided in Section II.B.2. as if your employment had not terminated and the Option Shares will become exercisable as provided in Section II.B.4., provided that you satisfy the conditions described in Section III.G.1. Provided that you satisfy the conditions described in Section III.G.1., any such Option Shares that vest (and any Option Shares that were already vested at the time of your termination of employment)

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shall be exercisable until the earlier of the fifth anniversary of your termination of employment and the Option Expiration Date.
For the avoidance of doubt, Section III.D. will govern the treatment of the Award in the event your employment is terminated by the Company other than for Cause (as defined in Section V.).
For the avoidance of doubt, the date of your termination of employment for purposes of determining whether you have satisfied either Age and Service Criteria I or Age and Service Criteria II under this Section III.C. will be determined in accordance with Section III.F.
Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it has received an opinion of counsel that there has been a legal judgment and/or legal development in the jurisdiction where you are employed that would likely result in the favorable treatment applicable to the Option pursuant to this Section III.C. being deemed unlawful and/or discriminatory, then the Company will not apply this favorable treatment upon your termination of employment, and the Option will be treated as set forth in the other subparagraphs of this Section III., as applicable.
D.    Termination by the Company Other Than for Cause.
1.    Treatment of Stock Options.
a.    General. Except as otherwise provided in Sections III.D.1.b., III.D.1.c., and IV., in the event the Company, in its sole discretion, determines that your employment is terminated other than for Cause, your rights, title and interest in and to any unvested Option Shares will be canceled upon such termination of employment. Provided that you satisfy the conditions described in Section III.G.2., any Option Shares that were vested at the time of your termination of employment shall be exercisable until the earlier of 90 days following your termination of employment and the Option Expiration Date.
b.    Termination by the Company Other Than for Cause After Satisfaction of Age and Service Criteria I but not Age and Service Criteria II. In the event the Company, in its sole discretion, determines that your employment is terminated other than for Cause, and on or before such time you satisfy Age and Service Criteria I but not Age and Service Criteria II, your rights, title and interest in and to any unvested Option Shares will be canceled upon such termination of employment. Provided that you satisfy the conditions described in Section III.G.2., any Option Shares that were vested at the time of your termination of employment shall be exercisable until the earlier of the fifth anniversary of your termination of employment and the Option Expiration Date.
c.    Termination by the Company Other Than for Cause After Satisfaction of Age and Service Criteria II. In the event the Company, in its sole discretion, determines that your employment is terminated other than for Cause, and on or before such time you satisfy Age and Service Criteria II, the Option will continue to vest with respect to any unvested Option Shares as provided in Section

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II.B.2. as if your employment had not terminated and the Option Shares will become exercisable as provided in Section II.B.4.; provided that you satisfy the conditions described in Section III.G.2. Provided that you satisfy the conditions described in Section III.G.2., any such Option Shares that vest (and any Option Shares that were already vested at the time of your termination of employment) shall be exercisable until the earlier of the fifth anniversary of your termination of employment and the Option Expiration Date.
2.    Important Notes.
a.    Sale of Business Unit. For purposes of this Award, in the event of a sale or similar transaction involving the business unit for which you work (“Employing Company”) as a result of which the Employing Company ceases to be a subsidiary or affiliate of Marsh McLennan, your employment will be deemed terminated by the Company other than for Cause, even if your employment with the Employing Company continues after the sale or similar transaction.
b.    Constructive Discharge. The Award will not vest upon a constructive discharge, including if any court or regulatory agency retroactively concludes or interprets events to have constituted a constructive discharge.
E.    All Other Terminations. For all other terminations of employment not described in Sections III.A. through D. or Section IV. (including, but not limited to, a termination by the Company for Cause, or your resignation without having satisfied either Age and Service Criteria I or Age and Service Criteria II as described in Section III.C.), any rights, title and interest in and to any remaining unvested portion of the Award shall be cancelled as of the date your employment is treated as having terminated as described in Section III.F. Provided that you satisfy the conditions described in Section III.G.1., any Option Shares that were vested at the time of your termination of employment (except if you are terminated by the Company for Cause) shall be exercisable until the earlier of 90 days following your termination of employment and the Option Expiration Date. If you are terminated by the Company for Cause, any rights, title and interest in and to any remaining vested or unvested portion of the Award shall be cancelled as of the date your employment is treated as having terminated as described in Section III.F.
F.    Date of Termination of Employment.
1.    If Section III.F.2 does not apply to you, then for purposes of determining vesting under Section II.B.2., your employment will be treated as having terminated on your last day of employment with the Company.
2.    If you are obligated (whether by law or contract) to provide the Company advance notice of your intention to terminate your employment or service relationship then, in the event you terminate your employment pursuant to Section III.C., or III.E. (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you

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are employed or the terms of your employment agreement, if any), for purposes of determining vesting under Section II.B.2., your employment will be treated as having terminated on your last day of active service with the Company, as determined by the Company in its sole discretion.
    You shall be deemed to have ceased active service with the Company when you are no longer required by the Company to provide regular services to the Company even if you remain legally employed by the Company, such as may occur if the Company were to place you on “garden leave”, a terminal leave of absence or any similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any (in each case as determined by the Company in its sole discretion).
G.    Conditions for All or a Portion of an Award to Remain Outstanding Following a Termination of Employment and Exercisability of Options Following a Termination of Employment.
1.    Restrictive Covenants Agreement. In the event of (i) the occurrence of your Permanent Disability as described in Section III.B., (ii) your termination of employment after satisfying either Age and Service Criteria I or Age and Service Criteria II as described in Sections III.C., or (iii) your termination of employment (other than a termination by the Company for Cause) as described in Section III.E., you will be required to execute or reaffirm, as determined by Marsh McLennan in its sole discretion, and return to Marsh McLennan (or an agent appointed by Marsh McLennan) a Restrictive Covenants Agreement. Failure to (a) execute or reaffirm such an agreement by the date specified by the Company, which shall be in no event later than 60 days following the occurrence of your Permanent Disability as described in Section III.B. or your termination of employment as described in Section III.C. or III.E., or (b) comply with the Restrictive Covenants Agreement will result in the cancellation or forfeiture of any rights, title and interest in and to the Award without any liability to the Company.
2.    Waiver and Release and Restrictive Covenants Agreement. In the event of your termination of employment by the Company other than for Cause as described in Section III.D., you will be required to (i) execute or reaffirm, as determined by Marsh McLennan in its sole discretion, and return to Marsh McLennan (or an agent appointed by Marsh McLennan) a Restrictive Covenants Agreement and (ii) execute and not revoke a waiver and release agreement, if provided to you by the Company at the time of your termination of employment. Failure to meet these requirements by the date specified by the Company, which shall be in no event later than 60 days following your termination of employment, or failure to comply with the waiver and release agreement or the Restrictive Covenants Agreement, as applicable, or failure to continue to be in compliance with the applicable agreement will result in the cancellation or forfeiture of any rights, title and interest in and to the Award without any liability to the Company.

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IV.    CHANGE IN CONTROL PROVISIONS
A.    Treatment of Stock Options. Upon the occurrence of a Change in Control (as defined in Section V.), the Option Shares will continue to vest in accordance with the vesting schedule specified in Section II.B.2. and subject to earlier vesting or forfeiture pursuant to Section III.; provided that the Option Shares will become fully vested at your termination of employment by the Company other than for Cause, or by you for Good Reason (as defined in Section V.), during the 24-month period following such Change in Control and will be treated as set forth below, provided that you satisfy the conditions described in Section IV.B. Notwithstanding the foregoing, if the Option Share is not assumed, converted or replaced in connection with a Change in Control on an equivalent basis, the Option Shares will fully vest immediately prior to the Change in Control and will be treated as follows:
Provided that you satisfy the conditions described in Section IV.B., any such Option Shares that vest (and any Option Shares that were already vested at the time of your termination of employment) shall be exercisable until the earlier of (a) 90 days following your termination of employment or the occurrence of the Change in Control, as applicable, and (b) the Option Expiration Date.
B.    Waiver and Release. In the event of your termination of employment by the Company other than for Cause or by you for Good Reason during the 24-month period following such Change in Control, you will be required to execute and not revoke a waiver and release agreement, if provided by the Company at the time of your termination of employment. Failure to meet these requirements by the date specified by the Company, which shall be in no event later than 60 days following your termination of employment, or failure to comply with the waiver and release agreement, and be in compliance with the agreement, if applicable, will result in the cancellation or forfeiture of any rights, title and interest in and to the Award.
C.    Other Matters. For the avoidance of doubt, in the event of your termination of employment by the Company other than for Cause or by you for Good Reason during the 24-month period following such Change in Control and, on or before the date of your termination of employment you satisfy either Age and Service Criteria I or Age and Service Criteria II as described in Section III.C., any unvested Options covered by the Award will be treated as described in this Section IV.; provided that you satisfy or have satisfied, as applicable, the conditions described in Section IV.B.; provided further that (i) if you satisfy Age and Service Criteria II, any such Option Shares that vest (and any Option Shares that were already vested at the time of your termination of employment) shall be exercisable until the earlier of the fifth anniversary of your termination of employment and the Option Expiration Date, and (ii) if you satisfy Age and Service Criteria I but not Age and Service Criteria II, any such Option Shares that were already vested at the time of your termination of

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employment shall be exercisable until the earlier of the fifth anniversary of your termination of employment and the Option Expiration Date.
V.    DEFINITIONS
As used in these Terms and Conditions:
A.“Age and Service Criteria I” shall mean you are at least age 55 but are not yet age 62 and have a minimum of five years of service with the Company.
B.“Age and Service Criteria II” shall mean you are at least age 62 and have a minimum of five years of service with the Company.
C.“Cause” shall mean:
1.    willful failure to substantially perform the duties consistent with your position which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;
2.    willful violation of any written Company policies, including but not limited to, The Marsh McLennan Code of Conduct, The Greater Good;
3.    commission at any time of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;
4.    unlawful use (including being under the influence) or possession of illegal drugs;
5.    any gross negligence or willful misconduct resulting in a material loss to the Company, or material damage to the reputation of the Company; or
6.    any violation of any statutory or common law duty of loyalty to the Company, including the commission at any time of any act of fraud, embezzlement, or material breach of fiduciary duty against the Company.
D.    “Change in Control” shall have the meaning set forth in the Plan.
E.    “Committee” shall mean the Compensation Committee of the Board of Directors of Marsh McLennan.
F.    “Company” shall mean Marsh McLennan or any of its subsidiaries or affiliates.
G.    “Good Reason” shall mean any one of the following events without your written consent:
1.    material reduction in your base salary;
2.    material reduction in your annual incentive opportunity (including a material adverse change in the method of calculating your annual incentive);
3.    material diminution of your duties, responsibilities or authority; or
4.    relocation of more than 50 miles from your principal place of employment immediately prior to the Change in Control; provided that

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you provide Marsh McLennan with written notice of your intent to terminate your employment for Good Reason within 60 days of your becoming aware of any circumstances set forth above (with such notice indicating the specific termination provision above on which you are relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision) and that you provide Marsh McLennan with at least 30 days following receipt of such notice to remedy such circumstances.
H.    “Permanent Disability” will be deemed to occur when it is determined (by Marsh McLennan’s disability carrier for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
I.     “Tax-Related Items” shall have the meaning ascribed to such term in the Plan.
VI.    ADDITIONAL PROVISIONS
A.    Additional Provisions—General
1.    Administrative Rules. The Award shall be subject to such additional administrative regulations as the Committee (as defined in Section V.) may, from time to time, adopt. All decisions of the Committee upon any questions arising under the Award Documentation shall be conclusive and binding. The Committee may delegate to any other individual or entity the authority to perform any or all of the functions of the Committee under the Award, and references to the Committee shall be deemed to include any such delegate.
2.    Amendment. The Committee may, in its sole discretion, amend the terms of the Award, including, without limitation, to impose additional requirements on the Award and on any shares of Common Stock acquired with respect to the Award; provided, however, that if the Committee concludes, in its sole discretion, that such amendment is likely to materially impair your rights with respect to the Award, such amendment shall not be implemented with respect to the Award without your consent, except to the extent that any such action (a) is made to cause the Award to comply with applicable law, currency controls, stock market or exchange rules and regulations, or accounting or tax rules and regulations, (b) is made to obtain or maintain corporate tax deductibility or other favorable tax treatment with respect to the Award, or (c) is otherwise made in accordance with Section VI.A.4.
3.    Limitations. Payment of the Award is not secured by trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of Marsh McLennan by reason of the Award. Your right to payment of the Award is the same as the right of an unsecured general creditor of Marsh McLennan.

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4.    Cancellation or Clawback of Awards.
a.    Marsh McLennan may, to the extent permitted or required by any applicable law, stock exchange rules, currency controls, or the Company Incentive Compensation Clawback Policy or any other applicable Company policy or arrangement in effect prior to the vesting of any unvested portion of the Award, or as specified in the Award Documentation, cancel, reduce or require reimbursement of the Award in the event of fraud, financial restatements, or other events as may be determined by the Committee.
b.    If you fail to repay any amount due pursuant to this Section VI.A.4., the Company may bring an action in court to recover the amount due. You acknowledge that, by accepting the Award, you agree to pay all costs, expenses and attorney’s fees incurred by the Company in any proceeding for the collection of amounts due pursuant to this Section VI.A.4., provided that the Company prevails in whole or in part in any such proceeding. The Company may also, to the extent permitted by applicable law, reduce any amounts owed to you by the Company in an amount up to the full amount of the repayment due.
5.    Governing Law; Choice of Forum. The Award and the Award Documentation applicable to the Award are governed by and subject to the laws of the State of Delaware, without regard to the conflict of law provisions, as set forth in Section 10.K of the Plan. For purposes of any action, lawsuit, or other proceedings arising out of or relating to this Award, including without limitation, to enforce the Award Documentation, the Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court thereof. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
6.    Severability; Captions. In the event that any provision of this Award is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this Award will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. The captions of this Award are not part of the provisions of this Award and will have no force or effect.
7.    Electronic Delivery and Acceptance. Marsh McLennan may, in its sole discretion, decide to deliver any documents related to the Award and/or your current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Marsh McLennan or an agent appointed by Marsh McLennan.
8.    Waiver. You acknowledge that neither a waiver by Marsh McLennan of your breach of any provision of the Award Documentation nor a prior waiver by Marsh McLennan of a breach of any provision of the Award Documentation by any other participant of the Plan shall

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operate or be construed as a waiver of any other provision of the Award Documentation, or of any subsequent breach by you.
9.    Eligibility for Award. In order to be granted an Award, you must satisfy the eligibility criteria for grantees set forth in the Plan as of the grant date.
B.    Additional Provisions—Outside of the United States
1.    Changes to Delivery. In the event that Marsh McLennan considers that due to legal, regulatory or tax issues the normal exercise of an Award (as described in these Terms and Conditions) by a participant outside the United States would not be appropriate, then Marsh McLennan may, in its sole discretion, determine how and when the value of the Award will be delivered. Without limitation, this may include making any payments due under the Award in an amount equivalent to the value of the Award on the date of exercise after payment of applicable Tax-Related Items and fees and any exercise price. If the value of an Award is to be delivered in cash instead of shares of Common Stock, Marsh McLennan may sell any shares of Common Stock distributable in respect of the Award on your behalf and use the proceeds (after payment of applicable Tax-Related Items, fees and any exercise price) to satisfy the Award.
2.    Amendment and Modification. The Committee may modify the terms of any Award under the Plan granted to you in any manner deemed by the Committee to be necessary or appropriate in order for such Award to conform to laws, regulations and customs of the country (other than the United States) in which you are then resident or primarily employed or were resident or primarily employed at the time of grant or during the term of the Award, or so that the value and other benefits of the Award to you, as affected by non-U.S. tax laws and other restrictions applicable as a result of your residence or employment outside of the United States, shall be comparable to the value of such an Award to an individual who is resident or primarily employed in the United States.
VII.    QUESTIONS AND ADDITIONAL INFORMATION
Please retain this document in your permanent records. If you have any questions regarding the Award Documentation or if you would like an account statement detailing each type of equity-based award and the number of shares of Common Stock covered by such equity-based award that comprises the Award, and the exercise price, vesting date(s) and expiration date of such equity-based awards that comprise the Award, or any other information, please contact:
Executive Compensation
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036-2774
United States of America
Telephone Number: +1 212 345-9722
Email: mmc.compensation@mmc.com

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IN WITNESS WHEREOF, Marsh McLennan has caused these Terms and Conditions to be duly executed by the facsimile signature of its Senior Vice President, Chief People Officer as of the day and year first above written. By consenting to these Terms and Conditions, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described herein and in the Award Documentation; and (ii) you understand and agree that these Terms and Conditions and the Award Documentation constitute the entire understanding between you and Marsh McLennan regarding the Award, and that any prior agreements, commitments or negotiations concerning the Award are replaced and superseded. The grant of the Award is contingent upon your acceptance of these Terms and Conditions, Country-Specific Notices and Restrictive Covenants Agreement (if applicable) by the date and in the manner specified in materials provided to you by Executive Compensation and/or the Company’s stock plan service provider. If you decline the Award or you do not accept the Award and any applicable documents described in the preceding sentence by the date and in the manner specified, the Award will be cancelled as of the grant date of the Award.

/s/ Carmen Fernandez
Carmen Fernandez
SVP, Chief People Officer

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